Exhibit 99

October 6, 2011

THOMAS S. SHILEN, JR. NAMED CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER OF CBS NEWS

LARRY LIDING PROMOTED TO SENIOR VICE PRESIDENT, CONTROLLER AND
CHIEF ACCOUNTING OFFICER OF CBS CORPORATION

CBS Corporation (NYSE: CBS.A and CBS) Executive Vice President and Chief Financial Officer Joseph Ianniello announced today two key appointments within the Company’s finance organization.

First, Thomas S. Shilen, Jr., who has served as the Company’s Senior Vice President, Controller and Chief Accounting Officer since joining CBS in March 2010, has been named Chief Financial and Administrative Officer of CBS News.  At the same time, Larry Liding, who had been Deputy Controller, has been promoted to Senior Vice President, Controller and Chief Accounting Officer of CBS Corporation.  Both positions are effective immediately.

“I’m pleased to announce the appointment of these two strong executives, each of whom is taking on a key role at CBS,” said Ianniello.  “Since coming to CBS, Tom has provided excellent leadership at the CAO position, and I know he will now be a key asset for Jeff Fager and David Rhodes as they continue to build the best organization in broadcast journalism.  At the same time, Larry has been groomed for the Controller and CAO position for many years.  His financial acumen is second to none and he will now be an even greater asset to our Company in his new role.”

Prior to joining CBS, Shilen was Senior Vice President and Corporate Controller at Sara Lee Corporation.  Before that, he served as Senior Vice President, Global Reporting and Deputy Controller at American Express Company.  Shilen also spent four years at Citigroup, Inc., first as Chief Financial Officer of the Citigroup Private Bank and then as Chief Financial and Administrative Officer of Citi Home Equity.

From 1998 to 2003, Shilen held various senior level positions at General Electric Company, including three years as CFO of GE Capital Markets Services, Inc., and two as Vice President, Corporate Finance and Controller of NBC. From 1992 to 1998, he was with Pepsico, Inc., where he held a number of accounting and controllership roles. Shilen began his career as an accountant with Coopers & Lybrand, and also spent seven years with Deloitte & Touche.

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A graduate of the University of Notre Dame and a Certified Public Accountant in New York and Florida, Shilen serves on the boards and committees of several charitable organizations.

Liding has served as Deputy Controller of CBS Corporation since March 2010, where he was responsible for financial reporting and SEC compliance as well as other financial planning and analysis. He previously served as the Company’s Assistant Controller beginning in January 2006. Prior to that, he joined Viacom in 1995, eventually becoming Vice President of Financial Reporting until CBS’s separation in 2005.

Liding, a Certified Public Accountant, graduated from Rider University in 1993 with a degree in accounting.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films), and sustainable media (EcoMedia).  For more information, log on to www.cbscorporation.com.

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Press Contacts:

Dana McClintock                                CBS Corporation                     (212) 975-1077                                dlmcclintock@cbs.com
Sonia McNair                                       CBS News                                (212) 975-7525                                McnairS@cbsnews.com